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                                                                    EXHIBIT 4.32


                          SECURITIES PURCHASE AGREEMENT

                                      Among

                        TEAM COMMUNICATIONS GROUP, INC.,

                                       and

                              HUDSON INVESTORS LLC



                           Dated as of August 5, 1999
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                          SECURITIES PURCHASE AGREEMENT

      SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of August 5, 1999, among Team Communications Group, Inc., a California corporation (the "Company"), and Hudson Investors LLC. Hudson Investors LLC is referred to herein as a "Purchaser" or as the "Purchasers."

      WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to the Purchasers, and the Purchasers desire to acquire from the Company, $4,000,000 aggregate principal amount of 12% Convertible Debentures due 2002 of the Company (the "Debentures") and warrants (the "Warrants") to purchase 340,000 shares of common stock, no par value per share, of the Company (the "Common Stock").

      NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Company and each Purchaser agree as follows:

                                    ARTICLE I

                       PURCHASE AND SALE OF THE SECURITIES

      1.1 Purchase and Sale.

            (a) Subject to the terms and conditions hereof and in reliance on the representations and warranties contained herein, the Company shall issue and sell to the Purchasers, and the Purchasers, severally and not jointly, shall purchase from the Company (i) an aggregate principal amount of $4,000,000 of Debentures and (ii) Warrants to purchase 340,000 shares of Common Stock.

            (b) The Debentures shall be substantially in the form annexed hereto as Exhibit A and the Warrants shall be in the form annexed hereto as Exhibit B.

      1.2 The Closing.

            (a) The closing of the purchase and sale of the Securities (as defined below) (the "Closing") shall take place at the offices of Kronish Lieb Weiner & Hellman, LLP, 1114 Avenue of the Americas, New York, New York 10036-7798, immediately following the execution hereof or such later date or different location as the parties shall agree in writing, but not prior to the date that the conditions set forth in Section 4.1 have been satisfied or waived by the appropriate party. The date of the Closing is hereinafter referred to as the "Closing Date." At the Closing, the Company shall sell and issue to the Purchasers, and the Purchasers shall, severally and not jointly, purchase from the Company, an aggregate principal amount of


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$4,000,000 of Debentures and Warrants to purchase up to 340,000 shares of Common
Stock for an aggregate purchase price of $4,000,000 (the "Purchase Price").

            (b) At the Closing (a) the Company shall deliver to each Purchaser
(1) Debentures (in definitive form) in the denominations specified on Schedule 1 attached hereto, each registered in the name of such Purchaser, (2) a warrant agreement representing the Warrants purchased by such Purchaser as set forth next to such Purchaser's name on Schedule 1 attached hereto, registered in the name of such Purchaser, (3) and all other documents, instruments and writings required to have been delivered at or prior to the Closing by the Company pursuant to this Agreement and the Registration Rights Agreement, dated the date hereof, by and among the Company and the Purchasers, in the form of Exhibit C annexed hereto (the "Registration Rights Agreement"), and (b) each Purchaser shall deliver to the Company the portion of the Purchase Price set forth next to its name on Schedule 1, in United States dollars in immediately available funds by wire transfer to an account designated in writing by the Company for such purpose on or prior to the Closing Date, and all documents, instruments and writings required to have been delivered at or prior to the Closing by such Purchaser pursuant to this Agreement and the Registration Rights Agreement.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

      2.1 Representations, Warranties and Agreements of the Company. The Company hereby makes the following representations and warranties to the Purchasers:

            (a) Organization and Qualification; Subsidiaries. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of California, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company has no subsidiaries other than as set forth in Schedule 2.1(a) (collectively, the "Subsidiaries"). Each of the Subsidiaries is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the full corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. Each of the Company and the Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not, individually or in the aggregate, (x) adversely affect the legality, validity or enforceability of the Debentures or any of the other Transaction Documents (as defined below), (y) have or result in a material adverse effect on the results of operations, assets, prospects (insofar as such prospects may reasonably be foreseen) or financial condition of the Company and the Subsidiaries, taken as a whole or (z) adversely impair the Company's ability to perform fully on a timely basis its obligations under


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any Transaction Document, including, without limitation, the Company's obligations under Section 3.7 hereof (any of (x), (y) or (z), being a "Material Adverse Effect").

            (b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and the other Transaction Documents, and otherwise to carry out its obligations hereunder and thereunder. This Agreement, the Registration Rights Agreement, the Debentures and the Warrants are collectively referred to as the "Transaction Documents." The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company. Each of the Transaction Documents has been duly executed by the Company and when delivered in accordance with the terms hereof will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective articles of incorporation, bylaws or other organizational documents.

            (c) Capitalization; Rights to Acquire Capital Stock. On the date hereof, the authorized capital of the Company consists of (i) 40,000,000 shares of Common Stock, no par value, of which 5,085,705 are issued and outstanding and
(ii) 10,000,000 shares of preferred stock, no par value, none of which have been issued. Included in the 5,085,705 shares of Common Stock outstanding are 1,130,404 shares of Common Stock not yet physically issued, the issuance of which has been authorized by the Company's board of directors and with respect to which there are contractual obligations to issue such shares. Such 1,130,404 shares are to be issued upon completion of customary documentation with the Company's transfer agent. The 5,085,705 shares of outstanding Common Stock do not include any shares which could be issued pursuant to any outstanding options, warrants and convertible securities of the Company (the "Derivative Securities") which are outstanding on the date hereof, which Derivative Securities are listed on Schedule 2.1.c, including in each case (i) the name and class of such Derivative Securities, (ii) the issue date of such Derivative Securities, (iii) the number of shares of Common Stock of the Company into which such Derivative Securities are convertible as of the date hereof, (iv) the conversion or exercise price or prices of such Derivative Securities as of the date hereof and (v) the expiration date of any conversion or exercise rights held by the owners of such Derivative Securities. All issued and outstanding shares of capital stock of the Company and each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable. No shares of the capital stock of the Company are entitled to preemptive or similar rights, nor is any holder of the capital stock of the Company entitled to preemptive or similar rights arising out of any agreement or understanding with the Company by virtue of any of the Transaction Documents. To the best knowledge of the Company, no Person or group of related Persons beneficially owns (as determined pursuant to Rule 13d-3 promulgated under the


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Securities Exchange Act of 1934, as amended (the "Exchange Act")) or has the right to acquire by agreement with or by obligation binding upon the Company beneficial ownership of in excess of 5% of the Common Stock other than as set forth in the SEC Documents (as defined below). A "Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind. The Common Stock is quoted and is listed for trading on The Nasdaq Small-Cap Market. The Company has received no notice, either oral or written, with respect to the continued eligibility of the Common Stock for such listing, and the Company has maintained all requirements for the continuation of such listing. After giving effect to the transactions contemplated in this Agreement, the Company believes that it is in compliance with all such maintenance requirements other than requests for additional listing for securities issued by the Company subsequent to the initial public offering of its shares of Common Stock in August 1998 (the "IPO").

            (d) Issuance of Securities. The Debentures and the Warrants have been duly authorized for issuance, and when duly executed and delivered by the Company in accordance with this Agreement, shall constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application. The Company has and, at the Closing Date, will have and at all times while the Debentures and the Warrants are outstanding will maintain an adequate reserve of duly authorized shares of Common Stock as may be necessary to effect conversion of the Debentures and exercise of the Warrants. The shares of Common Stock issuable upon conversion of, or in lieu of interest payments on, the Debentures are referred to herein as the "Underlying Shares." When issued in accordance with the Debentures, the Underlying Shares will be duly authorized, validly issued, fully paid and nonassessable, free and clear of all liens. The shares of Common Stock issuable upon exercise of the Warrants are referred to herein as the "Warrant Shares." When issued and paid for in accordance with the Warrant, the Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable, free and clear of all liens. The Debentures, the Warrants, the Underlying Shares and the Warrant Shares are referred to herein as the "Securities."

            (e) No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of its articles of incorporation, bylaws or other organizational documents (each as amended through the date hereof) or (ii) subject to obtaining the consents referred to in Schedule 2.1(e), conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument (evidencing a Company debt or debt of any subsidiary or otherwise) to which the Company or any of its Subsidiaries is a party or by which any property or asset of the Company or any of its Subsidiaries is bound or


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affected, (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or any of its Subsidiaries is subject (including Federal and state securities laws and regulations), or by which any material property or asset of the Company or any of its Subsidiaries is bound or affected, or (iv) result in the creation or imposition of a lien upon any of the Securities or any of the assets of the Company, or any of its Affiliates (as such term is defined under Rule 405 promulgated under the Securities Act of 1933, as amended (the "Securities Act")), except in the case of each of clauses
(ii) and (iii), such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have or result in a Material Adverse Effect. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental authority except for any such violation as would not, individually or in the aggregate, have or result in a Material Adverse Effect.

            (f) Consents and Approvals. Other than the consent, if any shall be required, of National Securities Group (it being acknowledged that the Company believes that National has previously given its consent and that, in any event, that such consent is not required) and except as specifically set forth in
Schedule 2.1(f), neither the Company nor any Subsidiary is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than
(i) the filing of the Registration Statement (as defined in the Registration Rights Agreement) with the Commission, which shall be filed in accordance with and in the time periods set forth in the Registration Rights Agreement, (ii) the application(s) or any letter(s) acceptable to The Nasdaq Small-Cap Market for the listing of the Underlying Shares and the Warrant Shares with The Nasdaq Small-Cap Market (and with any other national securities exchange or market on which the Common Stock is then listed), and (iii) any filings, notices or registrations under applicable federal and state securities laws (together with the consents, waivers, authorizations, orders, notices and filings referred to in Schedule 2.1(f), the "Required Approvals").

            (g) Litigation; Proceedings. Except as specifically set forth in
Schedule 2.1(g), there is no action, suit, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries or Affiliates or any of their respective properties before or by any court, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) which
(i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

            (h) No Default or Violation. Except as set forth in Schedule 2.1(h), neither the Company nor any Subsidiary (i) is in default under or in violation of any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound which could reasonably be expected to, individually or in the aggregate, have


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a Material Adverse Effect, (ii) is in violation of any order of any court, arbitrator or governmental body applicable to it, or (iii) is in violation of any statute, rule or regulation of any governmental authority to which it is subject, which violation could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

            (i) Schedules. The Schedules to this Agreement furnished by or on behalf of the Company do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not misleading.

            (j) Private Offering. The Company and to the best of the Company's knowledge, all Persons acting on its behalf have not made, and will not make, offers or sales of the Debentures or the Warrants, and any securities that might be integrated with offers and sales of the Debentures and the Warrants, except to "accredited investors" (as defined in Regulation D ("Regulation D") under the Securities Act) without any general solicitation or advertising and otherwise in compliance with the conditions of Regulation D. The offer and sale by the Company to the Purchasers of the Debentures and the Warrants and the Underlying Shares and the Warrant Shares into which the Debentures and the Warrants are convertible or exercisable, as the case may be, is exempt from the registration requirements of the Securities Act.

            (k) SEC Documents; Financial Statements; No Adverse Change. The Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, (the foregoing materials being collectively referred to herein as the "34 Act Filings", and together with the final registration statement filed with respect to the IPO, the "SEC Documents") on a timely basis or received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. All material agreements to which the Company or any of its Subsidiaries is a party or to which the property or assets of the Company or any of its Subsidiaries are subject have been filed as exhibits to the SEC Documents as required; neither the Company nor any of the Subsidiaries is in breach of any agreement where such breach could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments. Since the date of the financial statements included in the Company's last filed


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Quarterly Report on Form 10-Q for the period ended June 30, 1999, there has been no event, occurrence or development that has had a or could reasonably be expected to have a Material Adverse Effect which has not been specifically disclosed to the Purchasers by the Company.

            (l) Investment Company. The Company is not, and is not controlled by or under common control with an affiliate of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

            (m) Certain Fees. No fees or commissions will be payable by the Company to any broker, financial advisor, finder, investment banker or bank with respect to the transactions contemplated by this Agreement other than a commission of 5.0% payable to EBI Securities. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 2.1(m) that may be due in connection with the transactions contemplated by this Agreement. The Company shall indemnify and hold harmless each of the Purchasers, its employees, officers, directors, agents, and partners, and their respective Affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorney's fees) and expenses suffered in respect of any such claimed or existing fees.

            (n) Solicitation Materials. The Company has not distributed any offering materials in connection with the offering and sale of the Securities. The Company confirms that it has not provided the Purchasers or their agents or counsel with any information that constitutes or might constitute material non-public information. The Company understands and confirms that the Purchasers shall be relying on the foregoing representations in effecting transactions in securities of the Company.

            (o) Exclusivity. The Company shall not issue and sell Debentures or Warrants to any Person other than the Purchasers pursuant to this Agreement other than with the prior written consent of each of the Purchasers.

            (p) Patents and Trademarks. The Company and each of its Subsidiaries has sufficient title and ownership of all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and rights that are necessary for use in connection with its business, as currently conducted and as described in the SEC Documents, and such business does not and would not conflict with or constitute an infringement on such rights of others.

            (q) Acknowledgment of Dilution. The Company acknowledges that the issuance of (i) the Underlying Shares upon conversion of the Debentures, (ii) the Warrant Shares upon exercise of the Warrants may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligation to issue (i) the Underlying Shares upon conversion of the Debentures and (ii) the Warrant Shares upon exercise of the Warrants is unconditional and


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absolute regardless of the effect of any such dilution.

            (r) Registration Rights; Rights of Participation. Except as described on Schedule 2.1(r) hereto, (A) the Company has not granted or agreed to grant to any Person any rights (including "piggyback" registration rights) to have any securities of the Company registered with the Commission or any other governmental authority which has not been satisfied and (B) no Person, including, but not limited to, current or former shareholders of the Company, underwriters, brokers or agents, has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement or any other Transaction Document.

            (s) Title. Except as disclosed in Schedule 2.1(s), the Company and the Subsidiaries have good and marketable title in fee simple to all real property and personal property owned by them which is material to the business of the Company or the Subsidiaries, in each case free and clear of all liens, except for liens, claims or encumbrances that do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or the Subsidiaries. Any real property and facilities held under lease by the Company or the Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company or the Subsidiaries.

            (t) Permits. The Company and the Subsidiaries possess all franchises, certificates, licenses, authorizations and permits or similar authority necessary to conduct their respective businesses as described in the SEC Documents except where the failure to possess such permits would not, individually or in the aggregate, have a Material Adverse Effect ("Material Permits"), and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

            (u) Employment Matters. The Company and each Subsidiary is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder ("ERISA"); no "reportable event" (as defined in ERISA) has occurred with respect to any "pension plan" (as defined in ERISA) for which the Company or any Subsidiary would have any liability; neither the Company nor any Subsidiary has incurred and expects to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any "pension plan" or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the "Code"); and each "pension plan" for which the Company or any Subsidiary would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

            (v) Insurance. The Company and each Subsidiary maintains property and


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casualty, general liability, workers' compensation, environmental hazard, personal injury and other similar types of insurance with financially sound and reputable insurers that is adequate, consistent with industry standards. Neither the Company nor any Subsidiary has received notice from, and has any knowledge of any threat by, any insurer (that has issued any insurance policy to the Company or any Subsidiary) that such insurer intends to deny coverage under or cancel, discontinue or not renew any insurance policy presently in force.

            (w) Taxes. All applicable tax returns required to be filed by the Company and each of the Subsidiaries have been filed, or if not yet filed have been granted extensions of the filing dates which extensions have not expired, and all taxes, assessments, fees and other governmental charges upon the Company, the Subsidiaries, or upon any of their respective properties, income or franchises, shown in such returns and on assessments received by the Company or the Subsidiaries to be due and payable have been paid, or adequate reserves therefor have been set up if any of such taxes are being contested in good faith; or if any of such tax returns have not been filed or if any such taxes have not been paid or so reserved for, the failure to so file or to pay would not in the aggregate or individually have a Material Adverse Effect.

            (x) No Integrated Offering. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has directly or indirectly made any offers or sales in any security or solicited any offers to buy any securities under circumstances that would cause the offering of the Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of The Nasdaq Stock Market, as applicable. The Company has not conducted any offering that will be integrated with the issuance of the Securities solely for purpose of Rule 4460(i) of The Nasdaq Stock Market, Inc.'s Marketplace Rules.

            (y) Year 2000 Compliance. The Company has initiated a review and assessment of all areas within its and each Subsidiaries' business and operations that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by the Company or any of the Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31,
1999). Based on the foregoing, except as set forth on Schedule 2.1(y), the Company believes that the computer applications that are currently material to its or any Subsidiaries' business and operations are reasonably expected to be able to perform properly date-sensitive functions for all dates before and after January 1, 2000, except to the extent that a failure to do so would not reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt, this Section 2.1(y) applies only to the Company and the Subsidiaries.

            (z) Full Disclosure. The representations and warranties of the Company set forth in this Agreement do not contain any untrue statement of a material fact or omit any material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading.


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      2.2 Representations and Warranties of the Purchasers. Each of the
Purchasers, severally and not jointly, hereby represents and warrants to the Company as follows:

            (a) Investment Intent. Such Purchaser is acquiring the Securities for its own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof or interest therein, without prejudice, however, to such Purchaser's right, at all times to sell or otherwise dispose of all or any part of such Securities pursuant to an effective registration statement under the Securities Act and in compliance with applicable State securities laws or under an exemption from such registration subject to the provisions of this Agreement and the Registration Rights Agreement.

            (b) Purchaser Status. At the time such Purchaser was offered the Securities, and at the Closing Date, (i) it was and will be, an "accredited investor" (as defined in Regulation D), or (ii) such Purchaser either alone or together with its representatives, had and will have such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and had and will have so evaluated the merits and risks of such investment. Such Purchaser has the authority and is duly and legally qualified to purchase and own the Securities.

            (c) Ability of Purchaser to Bear Risk of Investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

            (d) Reliance. Each Purchaser understands and acknowledges that (i) the Securities are being offered and sold to the Purchaser without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act under Section 4(2) of the Securities Act or Regulation D promulgated thereunder and (ii) the availability of such exemption, depends in part on, and the Company will rely upon the accuracy and truthfulness of, the foregoing representations and such Purchaser hereby consents to such reliance.

      The Company acknowledges and agrees that the Purchasers make no representations or warranties with respect to the transactions contemplated hereby or by the other Transaction Documents other than those specifically set forth in this Section 2.2.


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                                   ARTICLE III

                         OTHER AGREEMENTS OF THE PARTIES

      3.1 Transfer Restrictions.

            (a) If any Purchaser should decide to dispose of any Debentures (and upon conversion thereof any of the Underlying Shares) or Warrants (and upon exercise thereof any of the Warrant Shares) held by it, each Purchaser understands and agrees that it may do so only pursuant to an effective registration statement under the Securities Act, to the Company or pursuant to an available exemption from the registration requirements of the Securities Act. In connection with any transfer of any Securities other than pursuant to an effective registration statement or to the Company, the Company may require the transferor thereof to provide to the Company a written opinion of counsel, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred securities under the Securities Act. Notwithstanding the foregoing, the Company hereby consents to and agrees to register (i) any transfer of Securities by one Purchaser to another Purchaser, and agrees that no documentation other than executed transfer documents shall be required for any such transfer, and (ii) any transfer by any Purchaser to an Affiliate of such Purchaser or to an Affiliate of another Purchaser, or any transfer among any such Affiliates, provided that transferee certifies in writing to the Company that it is an "accredited investor" (as defined in Regulation D). Any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement and the Registration Rights Agreement.

            (b) Each Purchaser agrees to the imprinting, so long as is required by this Section 3.1(b), of the following legend on the Securities:

      THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

      The Underlying Shares issuable upon conversion of the Debentures and the Warrant Shares issuable upon exercise of the Warrants shall not contain the legend set forth above if such conversion or exercise occurs at any time while a registration statement is effective under the Securities Act or in the event there is not an effective registration statement at such time, if in the written opinion of counsel to the Company (such opinion to be furnished at the sole expenses of the Company at the request of a Purchaser) such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company agrees that it will provide each Purchaser, upon request, with a certificate or certificates representing Underlying Shares and/or Warrant Shares, free from such legend at such time as such legend is no longer required hereunder.

            (c) Each Purchaser further agrees that should it decide to dispose of any Debentures, Underlying Shares, Warrants or Warrant Shares, held by it, such Purchaser will dispose of no more Securities per day in the aggregate than would equal the greater of (i) 10% of the average per day trading volume for the five previous consecutive Trading Days (as defined in the Debentures) and (ii) such number of Securities having a value of $50,000 based on the previous Trading Day's Per Share Market Value, provided, however, such restriction shall no longer apply if the Per Share Market Value (as defined in the Debentures) is at least $4.00 per share for five out of any seven consecutive Trading Days, subject to adjustment for stock splits, stock dividends, combinations and other similar recapitalizations, and so long as the average daily trading volume during the preceding seven Trading Days is at least 50,000 shares per day.

      3.2 Stop Transfer Orders; Suspension of Qualification. The Company may not make any notation on its records or give instructions to any transfer agent of the Company which enlarge the restrictions of transfer set forth in Section 3.1. The Company will advise the Purchasers, promptly after it receives notice of issuance by the Commission, any state securities commission or any other regulatory authority of any stop order or of any order preventing or suspending the use of any offering of any securities of the Company, or of the suspension of the qualification of the Common Stock for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose.

      3.3 Furnishing of Information. As long as any Purchaser owns Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act and to promptly furnish the Purchasers with true and complete copies of all such filings. As long as any Purchaser owns Securities, if the Company is not required to file reports pursuant to Section 13(a) or 15(d) of the Exchange Act, it will prepare and furnish to the Purchasers and make publicly available in accordance with Rule 144(c) promulgated under the Securities Act annual and quarterly financial statements, together with a discussion and analysis of such financial statements in form and substance substantially similar to those that would otherwise be required to be included in reports required by Section 13(a) or 15(d) of the Exchange Act, as well as any other information required thereby, in the time period that such filings would have been required to have been made under the Exchange Act. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell Underlying Shares and/or Warrant Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act, including the legal opinion referenced above in Section 3.1. Upon the request of any such Person, the Company shall deliver to such Person a written certification of a duly authorized officer as to whether it has complied with such requirements.

      3.4 Blue Sky Laws. In accordance with the Registration Rights Agreement, the Company shall qualify the Underlying Shares and Warrant Shares under the securities or Blue Sky laws of such jurisdictions as the Purchasers may request and shall continue such qualification at all times through the third anniversary of the Closing Date.

      3.5 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of any or all of such securities to any Purchaser.

      3.6 Certain Agreements. As long as any Purchaser owns Debentures, the Company shall not and shall cause the Subsidiaries not to, without the consent of the holders of all of the Debentures then outstanding, (i) amend its articles of incorporation, bylaws or other organizational documents so as to adversely affect any rights of any Purchaser; (ii) declare, authorize, set aside or pay any dividend or other distribution with respect to the Common Stock as would adversely affect the rights of any Purchaser hereunder or under the Debentures;
(iii) repay, repurchase or offer to repay, repurchase or otherwise acquire shares of its Common Stock in any manner; or (iv) enter into any agreement with respect to any of the foregoing.

      3.7 Listing and Reservation of Underlying Shares and Warrant Shares; Compliance with Law.

            (a) The Company shall (i) not later than the fifth Business Day following the Closing Date prepare and file with The Nasdaq Small-Cap Market (as well as any other national securities exchange or market on which the Common Stock is then listed) an additional shares listing application or a letter acceptable to The Nasdaq Small-Cap Market covering and listing a sufficient number of shares of Common Stock to cover the maximum number of Underlying Shares and Warrant Shares then issuable, (ii) take all steps necessary to cause the Underlying Shares and the Warrant Shares to be approved for listing in The Nasdaq Small Cap Market (as well as on any other national securities exchange or market on which the Common Stock is then listed) as soon as possible thereafter, and (iii) provide to the Purchasers evidence of such listing, and the Company shall maintain the listing of its Common Stock on such market. As used herein, "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other government actions to close.

            (b) The Company shall at all times have authorized and reserved for issuance upon conversion of the Debentures and upon exercise of the Warrants a sufficient number of shares of Common Stock to provide for the conversion of the Debentures and exercise of the Warrants.

            (c) The Company shall notify the Commission and NASD, in accordance with their requirements, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Securities to the Purchasers and promptly provide copies thereof to the Purchasers.

            (d) Until at least two (2) years after the last of the Debentures has been converted into Underlying Shares or the last of the Warrants has been exercised for the Warrant Shares, (i) the Company will cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under such Exchange Act, will comply with all requirements related to any registration statement filed pursuant to this Agreement or the Registration Rights Agreement and will not take any action or file any document (whether or not permitted by the Securities Act or the Exchange Act or the rules and regulations thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Securities Act and Exchange Act, except as permitted herein and (ii) the Company will take all action within its power to continue the listing or trading of its Common Stock on The Nasdaq Small-Cap Market and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the NASD and The Nasdaq Stock Market.

      3.8 Notice of Breaches.

            (a) Each of the Company and each Purchaser shall give prompt written notice to the other of any breach of any representation, warranty or other agreement contained in this Agreement, the Debentures, the Warrants or the Registration Rights Agreement, as well as any events or occurrences arising after the date hereof and prior to the Closing Date, which would reasonably be likely to cause any representation or warranty or other agreement of such party, as the case may be, contained herein to be incorrect or breached as of the Closing Date. However, no disclosure by any party pursuant to this Section 3.8 shall be deemed to cure any breach of any representation, warranty or other agreement contained herein or in the Registration Rights Agreement.

            (b) Notwithstanding the generality of Section 3.8(a), the Company shall promptly notify each Purchaser of any notice or claim (written or oral) that it receives from any lender of the Company to the effect that the consummation of the transactions contemplated hereby, by the Debentures, by the Warrants and by the Registration Rights Agreement violates or would violate any written agreement or understanding between such lender and the Company, and the Company shall promptly furnish by facsimile to each Purchaser a copy of any written statement in support of or relating to such claim or notice.

            (c) The default by any Purchaser of any of its obligations, representations or warranties under any Transaction Document shall not be imputed to, and shall have no effect upon, any other Purchaser or affect the Company's obligations under the Transaction Documents to any non-defaulting Purchaser with respect to any outstanding Debentures, Warrants, Underlying Shares or Warrant Shares.

      3.9 Conversion Obligations of the Company. The Company covenants to convert Debentures and accept the exercise of the Warrants and to deliver the Underlying Shares and the Warrant Shares in accordance with the terms and conditions and within the time period set forth in the Debentures and the Warrants.

      3.10 Use of Proceeds. The Company shall use all of the proceeds from the sale of the Securities for working capital and general corporate purposes and not for the satisfaction of any portion of Company borrowings outside the normal course of business, including, without limitation, any obligation or liability of any kind whatsoever owed to a shareholder, officer or director of the Company, or to redeem Company equity or equity-equivalent securities, except as specifically set forth on Schedule 3.10 hereto. Pending application of the proceeds of this placement in the manner permitted hereby, the Company will invest such proceeds in interest bearing accounts and/or short-term, investment grade interest bearing securities.

      3.11 Indemnification. The Company also will indemnify and hold the Purchasers harmless against any and all losses, claims, damages or liabilities to any such Person (including, without limitation, in connection with any action, proceeding or investigation brought by or against any such Person, including by shareholders of the Company) in connection with or as a result of any matter referred to in the Transaction Documents, including, without limitation, for any misrepresentation by the Company, for breaches of representations and warranties contained in any of the Transaction Documents, and for any breach, non-compliance or nonfulfillment by the Company of any covenant, agreement or undertaking to be complied with or performed by it contained in or pursuant to the Transaction Documents. If for any reason the foregoing indemnification is unavailable to such Purchaser or is insufficient to hold such Person harmless, then the Company shall contribute to the amount paid or payable by such Purchaser as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Company and its shareholders on the one hand and the Purchasers on the other hand in the matters contemplated by the Transaction Documents as well as the relative fault of the Company and the Purchasers with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliate of the Purchasers and the partners, directors, agents, employees and controlling persons (if any), as the case may be, of the Purchasers and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Purchasers, any such Affiliate and any such Person. The Company also agrees that neither the Purchasers nor any of such Affiliates, partners, directors, agents, employees or controlling persons of the Purchases shall have any liability to the Company or any Person asserting claims on behalf of or in right of the Company in connection with or as a result of any matter referred to in this Agreement except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company result from the gross negligence or bad faith of, or knowing breach of this Agreement by, the Purchasers. Promptly after receipt by the Purchasers or any Affiliate, partners, directors, agents, employees and controlling persons of the Purchases, as the case may be, of notice of any claim or other commencement of any action in respect of which indemnity may be sought, such party will notify the Company in writing of the receipt or commencement thereof and the Company shall have the right to assume the defense of such claim or action (including the employment of counsel reasonably satisfactory to the indemnified parties and the payment of fees and expenses of such counsel). The indemnified party shall cooperate with the Company and the Company's counsel in the defense of such claim or action. The Purchasers understand that the Company shall not in connection with any one such claim or action or separate but substantially similar related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all of the indemnified parties unless the defense of one indemnified party is unique or separate from that of another indemnified party or one or more legal defenses are available to an indemnified party but not to other indemnified parties subject to the same claim or action. In the event the Company does not promptly assume the defense of a claim or action, the indemnified parties shall have the right to employ counsel reasonably satisfactory to the Company, at the Company's expense, to defend such claim or action. The indemnified party shall not admit any liability with respect to the claim or action or settle, compromise, pay or discharge the same without the prior written consent of the Company so long as the Company is reasonably contesting or defending the same in good faith. The Company shall not compromise, settle or discharge any claim or action without the Purchasers' consent, as applicable, which consent will not be unreasonably withheld, unless there is no finding or admission of any violation of any law against the indemnified party and the sole relief is monetary damages paid in full by the Company. The provisions of this Section 3.11 shall survive any termination or completion of the Transaction Documents.

      3.12 Subsequent Sales and Registrations. (a) Until 60 days after all Underlying Shares and Warrant Shares have been registered under the Securities Act pursuant to an effective registration statement, the Company shall not, directly or indirectly, without the prior written consent of the Purchasers, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant of any option to purchase or other disposition) any of its or its Affiliates' equity or equity equivalent securities or any instrument that permits the holder thereof to acquire Common Stock at a price that is less than the market price of the Common Stock at the time of issuance of such security or instrument and, if such security or instrument contains a conversion feature, at a conversion price that is less than the market price of the Common Stock at the time of conversion of such security or instrument, except (i) the granting of options or warrants to employees, officers and directors, and the issuance of shares upon exercise of options granted, under any stock option plan heretofore or hereinafter duly adopted by the Company (including any stock options plans which are restated after the date hereof), (ii) shares issued upon exercise of any currently outstanding warrants disclosed in Schedule 2.1(c)(i), and (iii) shares of Common Stock issued upon conversion of Debentures or upon exercise of the Warrants.

      (b) Other than Underlying Shares, Warrant Shares and other "Registrable Securities" (as defined in the Registration Rights Agreement) to be registered in accordance with the Registration Rights Agreement, the Company shall not, for a period of not less than 90 Trading Days (as defined in the Debentures) after the dates that any registration statement relating to the Securities is declared effective by the Commission, without the prior written consent of the Purchasers, (i) register for resale any securities of the Company, except as set forth on Schedule 2.1(r), or (ii) issue or sell any of its or any of its Affiliates' equity or equity-equivalent securities except with respect to this clause (ii) for (A) securities issued upon the exercise or conversion of the securities set forth on Schedule 2.1(c)(i), (B) securities sold pursuant to the Company's employee benefit plans, (C) Securities sold pursuant to the Company's currently contemplated offering on the German Bourse Market and 500,000 shares at a price of $4.00 per share which are to be sold to an affiliate of the underwriter of the German offering, or (D) private sales of shares of Common Stock; provided that with respect to clause D the purchasers of such Common Stock are not granted rights to have such shares registered under the Securities Act until at least 90 Trading Days (as defined in the Debentures) after the dates that any registration statement relating to the Securities is declared effective by the Commission. Any days that any Purchaser is unable to sell Underlying Shares or Warrant Shares under the Registration Statement shall be added to such 90 Trading Day period for the purposes of (i) and (ii) above.

      3.13 Shareholder Approval. The Company shall, as promptly as possible, but in no event later than 60 days after the Closing Date, convene a shareholders' meeting, held in accordance with the Company's Certificate of Incorporation and bylaws, and use its best efforts to obtain the approval ("Shareholder Approval") by a majority of the total votes cast on the proposal at such shareholders' meeting, in person or by proxy, of (i) the issuance of the Underlying Shares as a consequence of the conversion of the Debentures and (ii) the issuance of the Warrant Shares as a consequence of the exercise of the Warrants, in each case in a number exceeding the maximum number of shares of Common Stock issuable without shareholder approval at a price less than the greater of the book or market value on the Original Issue Date (as defined in the Debentures) as and to the extent required pursuant to Rule 4460(i) of The Nasdaq Stock Market, Inc.'s Marketplace Rules (or any successor or replacement provision thereof).

      3.14 Incorporation of the Debentures By Reference. The Debentures are hereby incorporated herein by reference and made a part hereof.

                                   ARTICLE IV

                                   CONDITIONS

      4.1 Conditions Precedent to Sale of the Securities.

            (a) Conditions Precedent to the Obligation of the Company to Sell the Securities. The obligation of the Company to sell the Securities hereunder is subject to the satisfaction or waiver by the Company, at or before the Closing, of each of the following conditions:

                  (i) Accuracy of the Purchasers' Representations and Warranties. The representations and warranties of each Purchaser shall be true and correct in all material respects as of the date when made and as of the Closing Date, as though made on and as of such date;

                  (ii) Performance by the Purchasers. Each Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Purchaser at or prior to the Closing; and

                  (iii) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

            (b) Conditions Precedent to the Obligation of the Purchasers to Purchase the Securities. The obligation of each Purchaser hereunder to acquire and pay for the Securities is subject to the satisfaction or waiver by such Purchaser, at or before the Closing, of each of the following conditions:

                  (i) Accuracy of the Company's Representations and Warranties. The representations and warranties of the Company set forth in this Agreement and in the Registration Rights Agreement shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made on and as of such date;

                  (ii) Performance by the Company. The Company shall have performed, satisfied and complied with in all material respects all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing;

                  (iii) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

                  (iv) Litigation; Proceedings. No action, suit, notice of violation, proceeding or investigation shall have been instituted or threatened against the Company which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

                  (v) Adverse Changes. Since the date of the financial statements included in the SEC Document last filed prior to the date of this Agreement, no event which had or could reasonably be expected to have a Material Adverse Effect and no material adverse change in the financial condition of the Company shall have occurred (for purposes hereof changes in the market price of the Common Stock may be considered as a factor in determining whether there has occurred an event which has had a Material Adverse Effect or whether a material adverse change has occurred);

                  (vi) No Suspensions of Trading in Common Stock. The trading in the Common Stock shall not have been suspended by the Commission or on The Nasdaq Small Cap Market which suspension shall remain in effect and the Company shall have no knowledge of any action or proceeding, pending or threatened, that may result in the delisting of the Common Stock from the Nasdaq Small Cap Market;

                  (vii) Listing of Common Stock. The Company shall have filed a listing application to list the Underlying Shares and the Warrant Shares for trading on The Nasdaq Small Cap Market;

                  (viii) Legal Opinion. The Company shall have delivered to the Purchasers the opinion of Kelly Lytton Mintz & Vann LLP, outside counsel to the Company, in substantially the form annexed hereto as Exhibit D;

                  (ix) Required Approvals. All Required Approvals shall have been obtained;

                  (x) Shares of Common Stock. On or prior to the Closing Date, the Company shall have duly reserved the number of Underlying Shares and Warrant Shares required by the Transaction Documents to be reserved for issuance upon conversion of the Debentures and upon exercise of the Warrants;

                  (xi) Delivery of Debentures and Warrant Certificates. The Company shall have delivered to each Purchaser or such Purchaser's designee, (i) the Debentures registered in the name of such Purchaser, each in form satisfactory to the Purchaser and in the amount specified opposite such Purchaser's name on Schedule 1 hereto, and (ii) warrant certificate(s) representing the Warrants, registered in the name of such Purchaser, in form satisfactory to the Purchaser and in the amount specified opposite such Purchaser's name on Schedule 1 hereto;

                  (xii) Registration Rights Agreement. The Company shall have executed and delivered the Registration Rights Agreement;

                  (xiii) Change of Control. No Change of Control shall have occurred between the date hereof and the Closing Date. "Change of Control" means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d5(b)(1) promulgated under the Exchange Act) of in excess of 50% of the voting securities of the Company, (ii) a replacement of more than one-half of the members of the Board of Directors on the date hereof in one or a series of related transactions which is not approved by those individuals who are members of the Board of Directors on the date hereof, (iii) the merger of the Company with or into another entity, consolidation or sale of all or substantially all of the assets of the Company in one or a series of related transactions or (iv) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i),
(ii) or (iii);

                  (xiv) Transfer Agent Instructions. Irrevocable instructions to the Transfer Agent, in a form reasonably acceptable to the Purchasers, shall have been delivered to and acknowledged in writing by the Company's transfer agent; and

                  (xv) Officer's Certificate. On the Closing Date the Company shall deliver to the Purchasers an Officer's Certificate dated the Closing Date and signed by an executive officer of the Company confirming the accuracy of the Company's representations, warranties and covenants as of such Closing Date and confirming the compliance by the Company with the conditions precedent set forth in this Section 4.1 as of the Closing Date.

                                    ARTICLE V

                                  MISCELLANEOUS

      5.1 Fees and Expenses.

            (a) The Company shall pay the reasonable legal fees and expenses of Kronish Lieb Weiner & Hellman, LLP, counsel for the Purchasers, incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents, which legal fees shall not exceed $15,000 in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents. The Company shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by the Company incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Securities pursuant to the Transaction Documents.

            (b) The Company shall pay EBI Securities, Inc. ("EBI") at the Closing a fee equal to 5% of the aggregate principal amount of Debentures sold at such closing. EBI is an intended third-party beneficiary of this Section 5.1(b).

      5.2 Entire Agreement; Amendments. This Agreement, together with the Exhibits and Schedules hereto and the other Transaction Documents, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

      5.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earlier of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified for notice prior to 5:00 p.m., New York City time, on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified for notice later than 5:00 p.m., New York City time, on any date and earlier than 11:59 p.m., New York City time, on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service or (iv) actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be with respect to each Purchaser at its address set forth under its name on
Schedule 1 attached hereto, or with respect to the Company, addressed to:

            Team Communications Group, Inc.
            12300 Wilshire Boulevard, #400
            Los Angeles, California  90025
            Attention:  Drew S. Levin
            Telephone No.: (310) 442-3500
            Facsimile No.: (310) 442-3501

or to such other address or addresses or facsimile number or numbers as any such party may most recently have designated in writing to the other parties hereto by such notice. Copies of notices to any Purchaser shall be sent to Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036,
Attention: Steven Huttler, Esq. , fax: (212) 479- 6725. Copies of notices to the Company shall be sent to Kelly Lytton Mintz & Vann LLP, 1900 Avenue of the Stars, Suite 1450, Los Angeles, California 90067, Attention: Bruce P. Vann Esq., Facsimile No.: (310) 277-5953.

      5.4 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by both the Company and the Purchasers; or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. Notwithstanding the foregoing, no such amendment shall be effective to the extent that it applies to less than all of the holders of the Securities outstanding. The Company shall not offer or pay any consideration to a Purchaser for consenting to such an amendment or waiver unless the same consideration is offered to each Purchaser and the same consideration is paid to each Purchaser which consents to such amendment or waiver.

      5.5 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

      5.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each of the Purchasers. The Purchasers may assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company, except that any assignee must make the representations and warranties set forth in Section 2.2 and otherwise comply with the terms of this Agreement otherwise applicable to its assignor. This provision shall not limit a Purchaser's right to transfer securities or transfer or assign rights under the Registration Rights Agreement.

      5.7 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

      5.8 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.

      5.9 Survival. The agreements, covenants, representations, warranties and provisions contained in this Agreement shall survive the delivery of the Securities pursuant to this Agreement and the Closing hereunder and any conversion of the Debentures or exercise of the Warrants.

      5.10 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

      5.11 Publicity. The Company and each Purchaser shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and neither party shall issue any such press release or otherwise make any such public statement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which such case the disclosing party shall provide the other Party with prior notice of such public statement. The Company shall not publicly or otherwise disclose the names of any of the Purchasers without each such Purchaser's prior written consent unless otherwise required by law, in which case the Company shall inform such Purchaser of such disclosure in writing prior to making such disclosure.

      5.12 Consent to Jurisdiction; Attorneys' Fees.

            (a) The Company (including, but not limited to, its affiliates, subsidiaries, officers, directors and controlling persons) and each Purchaser hereby (i) irrevocably submits to the exclusive jurisdiction of any New York State court or Federal court sitting in the Borough of Manhattan, The City of New York in any action related to, connected with or arising out of, in whole or in part, the Transaction Documents, including, but not limited to, transactions in the securities of the Company subsequent to the purchase by such Purchaser or Persons claimed to be affiliated with such Purchaser, (ii) agrees that all claims in such action shall be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of inconvenient forum and
(iv) consents to the service of process by certified mail, return receipt requested. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

            (b) In connection with any dispute between the Company and any Purchaser, related to, connected with or arising out of, in whole or in part, the Transaction Documents including, but not limited to, transactions in the securities of the Company subsequent to the purchase, by a Purchaser or Persons claimed to be affiliated to a Purchaser, the prevailing party shall be awarded all reasonable attorneys' fees and expenses incurred by it. In that connection fees and expenses actually paid by a party in connection with the litigation of any dispute shall be deemed presumably reasonable.

            (c) In the event that any Purchaser or any Person claimed to be affiliated or associated with such Purchaser becomes involved in any capacity in any action, proceeding or investigation brought by or against any Person, including shareholders of the Company, in connection with or as a result of any matter referred to in the Transaction Documents, the Company will reimburse such Purchaser and/or those claimed to be affiliated or associated with such Purchaser for its legal fees and expenses and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, as those fees and expenses are incurred; provided, however, that if at the conclusion of such action, proceeding or investigation it shall be finally judicially determined by a court of competent jurisdiction that indemnity for such fees and expenses is contrary to law, or that such Purchaser is not the prevailing party then in that event, such Purchaser and/or any other Person having received such advances of fees and expenses shall reimburse the Company in full for the sums advanced.

            (d) The provisions of this Section 5.12 shall survive any termination or completion of the Transaction Documents.

      5.13 Waiver of Jury Trial (a) The parties hereto each waive their respective rights to a trial by jury of any claim or cause of action based upon or arising out of or related to the Transaction Documents, or the transactions contemplated by the Transaction Documents, in any action, proceeding or other litigation of any type brought by any of the parties against any other party or parties, whether with respect to contract claims, tort claims, or otherwise. The parties hereto each agree that any such claim or cause of action shall be tried by a court trial without a jury. Without limiting the foregoing, the parties further agree that their respective right to a trial by jury is waived by operation of this Section 5.13 as to any action, counterclaim or other proceeding which seeks, in whole or in part, to challenge the validity or enforceability of any of the Transaction Documents or any provision hereof or thereof. The waiver shall apply to any subsequent amendments, renewals, supplements or modifications to any of the Transaction Documents.

            (b) The provisions of this Section 5.13 shall survive any termination or completion of the Transaction Documents.

      5.14 Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, illegal, void or unenforceable in any respect, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

      5.15 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Purchasers will be entitled to specific performance of the obligations of the Company under the Transaction Documents and injunctive relief. Each of the Company and the Purchasers (severally and not jointly) agree that monetary damages would not be adequate compensation for any loss incurred by reason of any breach of its obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation or injunctive relief the defense that a remedy at law would be adequate.

      5.16 Independent Nature of Purchasers' Obligations and Rights. The obligations of each Purchaser hereunder is several and not joint with the obligations of the other Purchasers hereunder, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser hereunder. Nothing contained herein or in any other agreement or document delivered at any Closing, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized persons as of the date first indicated above.

                                       TEAM COMMUNICATIONS GROUP, INC.

                                       By:    /s/ JONATHAN D. SHAPIRO
                                              ----------------------------------
                                       Name:  Jonathan D. Shapiro
                                              ----------------------------------
                                       Title: President and COO
                                              ----------------------------------


HUDSON INVESTORS LLC

By:    WEC Asset Management LLC

By:    /s/ DANIEL SAKS
       ----------------------------------
Name:  Daniel Saks
       ----------------------------------
Title: Managing Director
       ----------------------------------

                                   Schedule 1

                                Principal Amount of         Number of Warrants
Name of Investor                Debentures Purchased             Purchased
----------------                ---------------------       ------------------
Hudson Investors LLC                 $4,000,000                   340,000

SCHEDULE 2.1(a) -- SUBSIDIARIES


Amazing Tails, Inc.

Longform Entertainment, Inc.

Simply Style Productions, Inc.

Mary Lou's Flip Flop Shop, Inc.

SCHEDULE 2.1(c)(i)

Listing of Outstanding Warrants, Options and Other Stock Derivatives

Warrant and Options                                     Number of         Exercise
Issued To                                                Warrants          Price
-------------------                                     ----------        --------
Various                                                    313,432         $ .43
Various                                                    193,870           .97
Various                                                    135,000          1.00
Various                                                     20,000          1.07
Various                                                    231,000          1.62
Various                                                     26,250          1.65
Various                                                     40,000          2.00
Various                                                     85,000          2.16
Various                                                    200,000          2.20
Various                                                     20,000          2.45
Various                                                     30,000          2.50
Various                                                     32,000          2.75
Various                                                     75,000          3.00
Various                                                     25,000          3.25
Various                                                      5,000          3.50
Various                                                     12,500          5.50
Various                                                    150,000          7.43
                                                            35,000          7.61
                                                        ----------         -----
TOTAL WARRANTS & OPTIONS                                 1,629,852

OTHER CONVERTIBLE SECURITIES
$296,000 secured convertible
   notes(a)                                                118,400         $2.50
                                                        ----------
$1,200,000 secured convertible
 note to VMR Luxembourg, S.A.(c)

TOTAL                                                    1,798,252(b)

(a)   Convertible after July 29, 1999, one year after the Initial Public
      Offering.

(b) The Company is contractually obligated to issue, but the Board of Directors has not yet approved the issuance of, options to purchase 105,000 shares of Common Stock at a purchase price between $1.98 and $3.00 per share. The Company has already recorded compensation expense for these shares.

(c) $1,000,000 of which is to be repaid from the proceeds of this transaction. The note is convertible as per formula attached to this Schedule.

               4. Transfers. The Debentures have been issued subject to investment representations of the original purchaser and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended, and applicable state securities laws. Prior to due presentment for transfer of each Debenture, the Company may treat the Holder as the owner thereof for the purpose of receiving payments as herein provided and all other purposes, and the Company shall not be affected by any notice to the contrary.

               5. Conversion at the Option of the Holder.

                (a) (i) The Debentures shall be convertible into shares of Common Stock (subject to Section 5(a)(ii) and Section 5(a)(iii)) at the Conversion Ratio (as defined in Section 9) at the option of the Holder in whole or in part at any time after such date as the closing sales price of the Company's common stock as reported on the Nasdaq Small Cap Market (or Nasdaq Market if so listed) equals or exceeds $12.00. The Holders shall effect conversions by surrendering the Debentures to be converted to the Company, together with the form of conversion notice attached hereto as Exhibit 1 (the "Conversion Notice"). The Conversion Notice may be delivered by facsimile, with the Debenture to follow within three Trading Days. Each Conversion Notice shall specify the principal amount of Debentures to be converted. The date on which such conversion is to be effected shall be the date the Holder delivers such Conversion Notice by facsimile (the "Conversion Date"). Subject to Sections 5(a)(ii), 5(b) and 5(k) hereof, each Conversion Notice, once given, shall be irrevocable. If the Holder is converting less than all of the principal amount represented by the Debenture tendered by the Holder with the Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such Holder, at the expense of the Company, (in the manner and within the time set forth in Section 5(b)) a new Debenture representing the unconverted principal amount, to the same extent as if the Debenture theretofore representing such unconverted principal amount had not been surrendered on conversion.

                      (ii) If on the Conversion Date applicable to any conversion, (A) the Common Stock is then listed for trading on the Nasdaq National Market, the New York Stock Exchange, the American Stock Exchange or The Nasdaq Small Cap Market, (B) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion of all the outstanding Debentures, together with any shares of Common Stock previously issued upon conversion of Debentures, would equal or exceed 20% of the number of shares of Common Stock outstanding on the Original Issue Date (the "Issuable Maximum"), and (C) the Company has not previously obtained (or attempted pursuant to clause (i) of this subsection to obtain) Shareholder Approval (as defined below), then the Company shall issue to any Holder so requesting conversion of Debentures its pro rata portion of the Issuable Maximum in the same ratio that the principal amount of Debentures held by any such Holder bears to the aggregate principal amount of Debentures then outstanding and, with respect to the aggregate principal amount of the Debentures that remains outstanding after such issuance (the "Remaining Principal Amount"), the Company shall at the Holder's request, (x) as promptly as possible but in no event later than 60 days after such Conversion Date, convene a meeting of the holders of the Common Stock and use its best efforts to obtain the Shareholder Approval or a waiver of such approval from The Nasdaq Stock Market or the appropriate exchange and (y) (1) as promptly as possible from time to time, after a written request by the Holder, issue shares of Common Stock at a Conversion Price equal to the Per Share Market Value on the Trading Day immediately preceding the date of such request for all or a portion of Remaining Principal Amount (plus any accrued interest thereon) held by such Holder (whether or not subject to the Conversion Notice specified above) or (2) as promptly as possible but in any event within seven days after a request by the Holder redeem all or a portion of the Remaining Principal Amount (plus any accrued interest thereon) to which such Conversion Notice applies, for an amount, paid in cash, equal to the greater of (A) the aggregate principal amount of such Debentures, plus accrued and unpaid interest, multiplied by 130%, or (B) the applicable Conversion Ratio as of the Conversion Date multiplied by the average Per Share Market Value for the five Trading Days immediately preceding the Conversion Date or the date of payment, whichever is greater. If the Holder has requested that the Company redeem Debentures pursuant to this Section and the Company fails for any reason to pay the redemption price, as calculated pursuant to the immediately preceding sentence, within seven days after such notice is deemed delivered pursuant to the preceding sentence, the Company will pay interest on the redemption price at a rate of 15% per annum, in cash to such Holder, accruing from such seventh day until the redemption price and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). "Shareholder Approval" means the approval by a majority of the total votes cast on the proposal, in person or by proxy, at a meeting of the shareholders of the Company held in accordance with the Company's articles of incorporation and by-laws, of the issuance by the Company of shares of Common Stock exceeding the Issuable Maximum as a consequence of the conversion of the Debentures into Common Stock at a price less than the greater of the book or market value on the Original Issue Date as and to the extent required pursuant to Rule 4460(i) of The Nasdaq Stock Market, Inc.'s Marketplace Rules (or any successor or replacement provision thereof).

                      (iii) In no event shall a Holder be permitted to convert in excess of such principal amount of Debentures upon the conversion of which, (x) the number of shares of Common Stock owned by such Holder (other than shares of Common Stock issuable upon conversion of Debentures, plus (y) the number of shares of Common Stock issuable upon such conversion of such Debentures, would be equal to or exceed (z) 9.999% of the number of shares of Common Stock then issued and outstanding, including shares issuable on conversion of the Debentures held by such Holder after application of this Section 5(a)(iii). To the extent that the limitation contained in this Section 5(a)(iii) applies, the determination of whether Debentures are convertible (in relation to other securities owned by a Holder) and of which Debentures are convertible shall be in the sole discretion of such Holder, and the submission of Debentures for conversion shall be deemed to be such Holder's determination of whether such Debentures are convertible (in relation to other securities owned by a Holder) and of which Debentures are convertible, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. Nothing contained herein shall be deemed to restrict the right of a Holder to convert such Debentures at such time as such conversion will not violate the provisions of this paragraph. The provisions of this Section 5(a)(iii) may be waived by a Holder of Debentures as to itself (and solely as to itself) upon not less than 60 days prior notice to the Company, and the provisions of this Section 5(a)(iii) shall continue to apply until such 60th day (or later, if stated in the notice of waiver). No conversion in violation of this paragraph but otherwise in accordance with this Debenture shall affect the status of the securities issued upon such conversion as validly issued, fully-paid and nonassessable.

                (b) (i) Not later than three (3) Trading Days after any Conversion Date, the Company will deliver to the applicable Holder by express courier (A) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.1(b) of the Securities Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of Debentures (subject to reduction pursuant to Section 5(a)(ii) and Section 5(a)(iii)) and (B) a new Debenture representing the unconverted principal amount. If in the case of any Conversion Notice such Debenture or Debentures are not delivered to or as directed by the applicable Holder by the seventh Trading Day after the Conversion Date (the "Delivery Date"), the holder shall be entitled by written notice to the Company at any time on or before its receipt of such Debenture or Debentures thereafter, to rescind such conversion, in which event the Company shall immediately return the Debentures tendered for conversion, whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice of revocation, except that any amounts described in Sections 5(b)(ii) and
        (iii) shall be payable through the date notice of rescission is given to the Company.

                      (ii) The Company understands that a delay in the delivery of the shares of Common Stock upon conversion of Debentures and failure to deliver a new Debenture representing the unconverted principal amount beyond the Delivery Date could result in economic loss to the Holder. If the Company fails to deliver to the Holder such certificate or certificates pursuant to this Section hereunder by the Delivery Date for any reason other than the failure to obtain Shareholder Approval as provided in Section 5(a)(ii), the Company shall pay to such Holder, in cash, an amount per Trading Day for each Trading Day until such certificates are delivered, together with interest on such amount at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full, equal to (i) 1% of the aggregate principal amount of the Debentures, plus the accrued and unpaid interest thereon, requested to be converted for the first four Trading Days after the Delivery Date and (ii) 2% of the aggregate principal amount of the Debentures, plus the accrued and unpaid interest thereon, requested to be converted for each Trading Day thereafter (which amounts shall be paid as liquidated damages and not as a penalty). If the Company fails to deliver to the Holder such certificate or certificates pursuant to this Section prior to the 15th Trading Day after the Conversion Date, the Company shall, at the Holder's option, redeem in cash, from funds legally available therefor at the time of such redemption, such principal amount of Debentures then held by such Holder, plus the accrued and unpaid interest thereon, as requested by such Holder, in cash. The redemption price shall be equal to the aggregate principal amount of Debentures then held by such Holder, plus accrued and unpaid interest thereon, multiplied by the average Per Share Market Value for the five Trading Days immediately preceding (A) the Conversion Date or (B) the date of payment in full by the Company of such prepayment price, whichever is greater, multiplied by the Conversion Ratio calculated on the Conversion Date. If the Holder has requested that the Company redeem Debentures pursuant to this Section and the Company fails for any reason to pay the redemption price, as calculated pursuant to the immediately preceding sentence, within seven days after such notice is deemed delivered pursuant to
        Section 5(a)(i), the Company will pay interest on the redemption price at a rate of 15% per annum, in cash to such Holder, accruing from such seventh day until the redemption price and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). Nothing herein shall limit a Holder's right to pursue actual damages for the Company's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein (including, without limitation, damages relating to any purchase of shares of Common Stock by such Holder to make delivery on a sale effected in anticipation of receiving certificates representing shares of Common Stock upon conversion, such damages to be in an amount equal to (A) the aggregate amount paid by such holder for the shares of Common Stock so purchased minus (B) the aggregate amount of net proceeds, if any, received by such Holder from the sale of the shares of Common Stock issued by the Company pursuant to such conversion), and such Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

                      (iii) In addition to any other rights available to the Holder, if the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 5(b)(i) by the Delivery Date and if after the Delivery Date the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Underlying Shares which the Holder anticipated receiving upon such conversion (a "Buy-In"), then the Company shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (A) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate principal amount of the Debentures for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 aggregate principal amount of the Debentures, the Company shall be required to pay the Holder $1,000, plus interest. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In.

                (c) (i) The conversion price for the Debentures (the "Conversion Price") in effect on any Conversion Date shall be the lesser of (A) an amount equal the average Per Share Market Value for five consecutive Trading Days immediately prior to the Original Issue Date and (B) an amount equal to 93% of the Per Share Market Value for the Trading Day having the lowest Per Share Market Value during the five Trading Days prior to the Conversion Date (the "Look Back Period"), except that if during any period (a "Black-out Period"), a Holder is unable to trade any Common Stock issued or issuable upon conversion of Debentures immediately due to the postponement of filing or delay or suspension of effectiveness of a registration statement or because the Company has otherwise informed such Holder that an existing prospectus cannot be used at that time in the sale or transfer of such Common Stock, such Holder shall have the option but not the obligation on any Conversion Date within ten Trading Days following the expiration of the Black-out Period of using the Conversion Price applicable on such Conversion Date or any Conversion Price selected by such Holder that would have been applicable had such Conversion Date been at any earlier time during the Black-out Period or within the ten Trading Days thereafter. Beginning on the 150th day following the Original Issue Date, the number of Trading Days used in clause (B) above in calculating the Look Back Period shall be increased by two Trading Days per month up to a maximum of 12 Trading Days.

               Notwithstanding the foregoing, if the Company has failed to file a registration statement as required by the Registration Rights Agreement within 30 days after the date (the "Filing Date") it was required to file such registration statement pursuant to the Registration Rights Agreement or if any registration statement required to be filed by the Company pursuant to the Registration Rights Agreement has not been declared effective by the Commission within 30 days after the date it was required to be declared effective by the Commission pursuant to the Registration Rights deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of any of the holders of Debentures; or

               (g) The Common Stock is delisted from, or trading in the Common Stock shall have been suspended for more than ten Trading Days on, The Nasdaq Small-Cap Market or such other principal market or exchange on which the Common Stock is listed for trading; or

               (h) The Company fails to timely deliver the shares of Common Stock to the Holder or a replacement Debenture representing any unconverted portion of this Debenture pursuant to this Debenture; or

               (i) The issuance by the Securities and Exchange Commission of any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Securities (as defined in the Registration Rights Agreement) or the initiation of any proceedings for that purpose.

With the exception of an Event of Default specified in clauses (d) or (e) above, upon the occurrence and continuance of an Event of Default, the Holder may declare the principal of and interest on the Debentures and all other amounts owing under the Transaction Documents to be forthwith due and payable by giving written notice thereof to the Company without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in the Transaction Documents to the contrary notwithstanding. Upon the occurrence and continuance of an Event of Default specified in clauses (d) or (e) above, such principal, interest and other amounts shall thereupon and concurrently therewith become automatically due and payable all without any action by the Holder and without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in the Transaction Documents to the contrary notwithstanding.

               Interest on overdue principal and interest (and other amounts, if any) shall accrue from the date on which such principal and interest (and other amounts, if any) were due and payable to the date such principal and interest (and other amounts, if any) are paid or duly provided for, at a rate of 15% per annum (to the extent payment of such interest shall be legally enforceable).

               7. Definitions. For the purposes hereof, the following terms shall have the following meanings:

               "Common Stock" means the common stock, no par value per share, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

               "Conversion Ratio" means the number of shares of Common Stock issuable upon conversion of each Debentures determined by the application of the following formula where "D" equals the accrued and unpaid interest on the aggregate principal amount of Debentures so converted as of the Conversion Date:

             _________Principal Amount to be Converted + D_________
                                Conversion Price

               "Independent Appraiser" means a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) that is regularly engaged in the business of appraising the capital stock or assets of corporations or other entities as going concerns, and which is not affiliated with either the Company or any Holder.

               "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

               "Original Issue Date" shall mean the date of the first issuance of any Debentures regardless of the number of transfers of any particular Debentures and regardless of the number of certificates which may be issued to evidence such Debentures.

               "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on The Nasdaq Small-Cap Market, the Nasdaq National Market or other registered national stock exchange on which the Common Stock is then listed or if there is no such price on such date, then the closing bid

SCHEDULE 2.1(f) - REQUIRED CONSENTS

      Consent of National Securities Corporation pursuant to that certain Underwriting Agreement dated July 29, 1998.

      Consent of Austinvest Anstalt Balzers, Esquire Trade & Finance Inc., Amro International, S.A. and Nesher Inc., pursuant to that certain Securities Purchase Agreement dated as of January 28, 1999.

      Consent of VMR Luxembourg, S.A., pursuant to that certain Securities Purchase Agreement dated Marcy 19, 1999.

SCHEDULE 2.1 (g) - LITIGATION PROCEEDINGS AND OTHER MATTERS

      In January 1999, the Company was served with a complaint in a matter styled Mel Giniger & Associates vs. Team Communications Group, Inc., et al filed in the Superior Court of the County of Los Angeles. In the complaint, the Plaintiff, an individual who served and continues to serve as a sales agent for the company, alleges that he is owed commissions for sales of certain of the Company's programming and that the Company has failed to pay in full the amounts Plaintiff alleges are owed to him. The complaint seeks damages for breach of contract, services rendered, account stated and for payment of value for services rendered. A bond has been posted for $100,000 in respect of a pre-trial writ of attachment which was granted against the Company in this action. The Company has filed an answer and intends to vigorously defend itself.

      In March 1999, the Company was served with a notice of a Demand for Arbitration in a matter styled Venture Management Consultants, LLC and TEAM Communications Group, Inc., et al. with the American Arbitration Association. The demand stems from a dispute between the parties concerning a consulting agreement to provide investment banking services. The Company intends to file an answer and to vigorously defend itself. In August 1999, Venture Management Consultants, LLC filed an additional Superior Court action alleging their right to additional shares of the Company's stock in consideration for an extension of the due date of a promissory note between Venture Management Consultants, LLC and the Company. The underlying note and its accrued interest has been paid in full. The Company intends to file an answer and vigorously defend itself.

      At this time, the outcome of any of the above matters cannot be determined by the Company with any certainty.

      The Company is currently in technical default with respect to obligations under various notes. As of July 31, 1999, the principal amount of notes in default is $464,500.

SCHEDULE 2.1(r)

Chun Sing Investment Limited                                              11,250
Stellar Group, Inc.                                                        7,500
Danny T. T. Chan                                                           6,250
Michael Berlin, M.D                                                       12,500
Swan Alley (Nominees) Limited                                             20,000
Van Moer Santerre & Cie                                                  112,534
Mansion House International                                               22,000
Hedblom Partners                                                           5,000
Glenn Michael Financial                                                  200,000
Investor Relations Services                                                5,000
Amber Capital                                                              5,000
Affiliated Services                                                        5,000
Ralph Olson                                                               10,000
Aurora Holdings                                                            5,000
Arab International Trust Company                                          68,400

If the Company's Registration Statement (Registration Number: 333-83127) is not declared effective by the Securities and Exchange Commission, the Selling Shareholders, as such term is defined in the Registration Statement, will all have registration rights for the shares set forth opposite their names in the Registration Statement. The pages from the Registration Statement listing the Selling Shareholders and their respective shares are attached to this Schedule 2.1(r), are incorporated herein and made a part hereof.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information with respect to the Selling Shareholders.

     We will not receive any proceeds from the market sales of the Selling Shareholders shares, although we will receive the proceeds from the exercise of the Warrants held by the Selling Shareholders. We are paying all costs and expenses of registering the Selling Shareholders shares. Sales of the Selling Shareholders shares or the potential of such sales could have an adverse effect on the market price of our common stock. See "Risk Factors -- Shares Eligible for Future Sale."

     The Selling Shareholders and the number of shares they each hold are listed below.

SELLING SHAREHOLDERS                                          SHARES OWNED
--------------------                                          ------------
Austin Vest Amstolt Blazms..................................      212,960
Esquire Trade & Finance.....................................      296,647
Nesher Inc..................................................       46,323
Amro International..........................................      185,316
VMR Luxembourg, S.A.........................................      599,879
Alan Parnes.................................................        5,000
Arab International Trust Co.................................       10,000
Duck Partners, LP...........................................       20,000
Gary & Paula Wayton.........................................       10,000
Michael Rosenbaum...........................................       20,000
RMK Financial LLC...........................................       15,000
Robert Bain.................................................       20,000
Robert Frankel..............................................        7,470
Roger Triemstra.............................................       10,000
Roland McAbee...............................................        6,400
Swan Alley (Nominees) Limited...............................       20,000
Van Moer Santerre & Cie.....................................       50,000
Mathew & Barbara Geisser....................................        3,204
Central Scale Co............................................        9,613
Vijaya Rani Rekhala/Vijay-Kumar Rekhala, M.D................        6,408
United Congregation Mesorah.................................        6,408
Samuel F. Marinelli.........................................        3,204
Mildred J. Geiss............................................        3,204
Jon G. Kastnendieck.........................................        6,408
Cooperative Holding Corporation.............................       12,817
Aaron Wolfson...............................................       72,783
Abraham Wolfson.............................................       66,374
Arielle Wolfson.............................................        6,408
Eli Levitin.................................................       19,850
Morris Wolfson Family Limited Partnership...................       59,966
Levpol......................................................        6,408
Wellington Corporation, N.V.................................        4,272
Crescent Capital Company, LLC...............................        8,544
Arthur Steinberg IRA Rollover...............................        2,136
Robert Steinberg IRA Rollover...............................        2,136
Robert Sam Steinberg -- A Partnership.......................        2,136
Von Graffenried AG..........................................        4,272
Third World Trust Company LTD...............................        4,272

SELLING SHAREHOLDERS                                          SHARES OWNED
--------------------                                          ------------
Alpha Ventures..............................................        8,544
Tuch Family Trust...........................................        2,136
Alfred Ross.................................................        4,272
Fred Chanowski..............................................        2,136
Allen Goodman...............................................        4,272
Felix D. Paige..............................................        8,544
Andrew G. Rogal.............................................        4,272
Mark J. Levine..............................................        2,136
Joseph Sullivan.............................................        4,272
Robert Gopen................................................        2,136
Colony Financial Services...................................        2,136
John Carberry...............................................        2,136
Daniel & Thalia Federbush...................................        4,272
Michael S. Berlin, M.D......................................        4,272
Phillip Tewel...............................................       29,191
Joe Cayre...................................................       48,743
South Ferry #2..............................................       29,906
ACA Equities................................................        4,700
D&M Investment Corp.........................................        8,545
Gilbert Karsenty............................................        1,709
Chana Sasha.................................................        6,408
Affida Bank.................................................       60,950
Bill Nesmith................................................          681
Mike Sposato................................................          681
Bob Dorfman.................................................        2,349
Bristol Capital.............................................       20,934
Venture Management Consultants, LLC.........................       20,000
Infusion Capital............................................      283,000
Marathon Consulting.........................................       50,000
Claudio Nessi...............................................       31,000
Dr. Michael Berlin..........................................        1,000
DMT Technologies............................................      100,000
Affida Bank.................................................       45,000
                                                              -----------
Total.......................................................    2,646,151
                                                              ===========

                              PLAN OF DISTRIBUTION

     The shares of common stock subject to this prospectus may be sold from time to time by the Selling Shareholders or their successors, assigns or transferees in private transactions for their own accounts. The Selling Shareholders may offer and sell the shares from time to time in transactions on The Nasdaq SmallCap Market on terms to be determined at the time of such sales. The Selling Shareholders may also make private transfers directly or through a broker or brokers. Alternatively, the Selling Shareholders may from time to time offer shares of common stock offered hereby to or through underwriters, dealers or agents, who may

SCHEDULE 2.1(s) Liens

1. A financing statement and copyright mortgage in favor of Miramax Film Corporation encumbering 12% of the Company's interest in "Total Recall."

2. A financing statement in favor of Copelco, a leasing company, encumbering the Company's leased photocopier.

3. An unperfected blanket financing statement in favor of Value Management & Research A.G. on all of the Company's assets and unfiled copyright mortgages on the Company's interests in "Total Recall" and "Amazing Tails."

SCHEDULE 2.1(y) -- YEAR 2000 COMPLIANCE

      As has been widely reported, many computer systems process dates based on two digits for the year of a transaction and are unable to process dates in the year 2000 compliant. Although we do not expect year 2000 to have a material adverse effect on our internal operations, it is possible that year 2000 problems could have a significant adverse effect on our suppliers and their ability to service us and to accurately process payments received.

SCHEDULE 3.10

Use of Proceeds

DESCRIPTION                                                             AMOUNT
-----------                                                           ----------
Fees and Expenses Related to the Financing                            $  250,000
Working Capital and General Corporate                                    200,000
Repayment of Company Borrowings                                        1,500,000
Acquisition of Film Library                                            1,000,000
Television and Film Development, Acquisition and Production            1,050,000
                                                                      ----------
TOTAL AMOUNT OF FINANCING                                             $4,000,000